SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Security Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                                 March 2, 1999



                           Dixon Ticonderoga Company

             (Exact name of registrant as specified in its charter)

     Delaware                     0-2655                       23-0973760
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(State or the Jurisdiction    (Commission File Number)      (IRS Employer
 of incorporation)                                           Identification)
                                                                  Number)

195 International Parkway, Heathrow, FL                               32746
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(Address of principal executive offices)                            (Zip Code)

Registrant's telephone number including area code:          (407) 829 - 9000
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ITEM 2.  Acquisition or Disposition of Assets
---------------------------------------------

     On February 9, 1999, Dixon Ticonderoga Company (the "Company") entered into an Asset Purchase Agreement with Asbury Carbons, Inc., a Delaware corporation ("Asbury") pursuant to which Asbury agreed to purchase the assets comprising the Company's U.S. Graphite and Lubricants Division. On March 2, 1999, the Company completed the sale pursuant to the Asset Purchase Agreement for $23.5 million, plus the assumption of certain trade obligations related to the division.
Except as specifically provided in the Asset Purchase Agreement, the Company generally retained all liabilities of the business arising from the operations of the division up through the closing date, including various environmental liabilities. Asbury, a privately-held company based in Wilmington, Delaware, purchased the division for $20.25 million in cash and executed a five-year subordinated note for the balance of $3.25 million. The note is unsecured and bears interest at 9%, deferred until September 2, 2001. The Company's prior relationship with Asbury was limited to the purchase of certain carbon products used in its other businesses. Such purchases approximated $200,000 in fiscal 1998.

     The Asset Purchase Agreement provides that the note is subject to certain setoffs. The Company placed in escrow $705,000 pending the completion of certain post-closing procedures. Certain disputes with respect to claims of Asbury for indemnification for loss under the Asset Purchase Agreement would be subject to binding arbitration.

     On the closing date, the Company entered into various agreements with Asbury or its affiliate, Dixon Southwestern, Inc., pursuant to the Asset Purchase Agreement, including (a) a Noncompetition Agreement prohibiting the Company and its affiliates from competing with the division in all geographic areas except Mexico, Central America and South America, for a period of ten years; (b) a Ground Lease relating to the Company's facility in Burnet, Texas;
(c) a Ground Lease with option to purchase relating to the Company's facility located in Lakehurst, New Jersey; (d) an Environmental Agreement pursuant to which the Company agreed to perform remediation activities with respect to the facility in Lakehurst, New Jersey: (e) a Subordination Agreement with respect to the note; (f) a Product Supply Agreement pursuant to which Asbury's affiliate agreed to provide certain graphite products to the Company; and (g) a Texas Services Agreement, pursuant to which Asbury's affiliate agreed to provide certain services to the Company with respect to the Company's remaining property located in Burnet, Texas.

     The Company's U.S. Graphite and Lubricants Division generated revenues of approximately $12 million in fiscal 1998. The division sources, refines, blends and markets bulk graphite in various grades and also produces and markets graphite-based lubricants for industrial and commercial applications. It operates manufacturing facilities in Lakehurst, New Jersey and Burnet, Texas, both included in this transaction. The sale included essentially all the operating assets of the division as well as intangible assets, such as tradenames and technology.


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ITEM 7.  Financial Statements and Exhibits
------------------------------------------

(a)  Not applicable.

(b)  Pro forma financial information:

     As it is impracticable to file the required pro forma financial information at this time, the Company will file this information under cover of Form 8-K/A as soon as it becomes available, but in no event later than May 1, 1999.

(c)  Exhibits

     The following exhibit is required to be filed as part of this report on Form 8-K:

     (2) Asset Purchase Agreement dated February 9, 1999, by and between Dixon Ticonderoga Company, as Seller, and Asbury Carbons, Inc., as Buyer (without schedules or exhibits).*

     * The Company agrees to supplementally furnish to the Commission upon request, a copy of any omitted schedule or exhibit.




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                                   SIGNATURES
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Pursuant to the requirements of the securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:         March 8, 1999                 By:  /s/ Gino N. Pala
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                                                Gino N. Pala, Chairman of
                                                the Board, President, Chief
                                                Executive Officer and Director